Exhibit 99.1

Intra-Cellular Therapies Announces the Appointment of Dr. Suresh Durgam as Chief Medical Officer

NEW YORK, October 1, 2020 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq:ITCI), a biopharmaceutical company focused on the development and commercialization of therapeutics for central nervous system (CNS) disorders, today announced the promotion of Dr. Suresh Durgam to the position of Chief Medical Officer. Additionally, Dr. Andrew Satlin will step down as Chief Medical Officer, and will leave the Company effective October 28, 2020 to pursue a new opportunity.

“Dr. Durgam has a proven track record and deep expertise in neuropsychiatric drug development and has led our lumateperone clinical programs, including the schizophrenia and bipolar depression programs, while also playing a critical role in shaping our research and development strategy,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies. “I look forward to continuing to work with him to advance our pipeline. Prior to joining Intra-Cellular Therapies, Dr. Durgam led the clinical development of the antipsychotic cariprazine, which received approval in schizophrenia and bipolar disorder. I would like to thank Dr. Satlin for his contributions to the Company and wish him continued success.”

Dr. Durgam has served as Intra-Cellular Therapies Senior Vice President, Late Stage Clinical Development and Medical Affairs since joining the Company in 2018. He has been instrumental in the success of our schizophrenia and bipolar depression programs. Dr. Durgam, has over 23 years of experience in clinical research which includes over 17 years in neuropsychiatric drug development, including the development of antipsychotics and antidepressants.

Dr. Durgam served in clinical development leadership roles at Forest Laboratories, Solvay and Allergan plc. He led programs across various indications including major depressive disorder, bipolar mania, bipolar depression, schizophrenia, cognitive impairment associated with schizophrenia, negative symptoms in schizophrenia, anxiety disorders, and pain. He has experience in the U.S. and globally in all phases of drug development from

Phase I through Phase 4 studies. In addition to his role in the development of cariprazine and its approval in schizophrenia and bipolar disorder, Dr. Durgam oversaw studies with vilazodone, levomilancipran, and asenapine that led to sNDA fillings and supplemental approvals. He also led the major depressive disorder program with rapastinel and onabotulinumtoxinA for depression.

Dr. Durgam graduated with his medical degree from the Siddhartha Medical College in India and received his residency training in psychiatry at Scott & White Clinic and Hospital – Texas A&M University System College of Medicine.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows us to understand how therapies affect the inner-workings of cells in the body. The company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

jgrimaldi@burnsmc.com

212-213-0006

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